Exhibit 6.5

THIS QUOTATION AGREEMENT, dated as of the date executed by StartEngine Primary, LLC, a Delaware limited liability company (“Primary”), with an office at 3900 W Alameda Ave, Suite 1200, Burbank, CA 91505, is by and between Primary and the Company, as identified below (the “Company”).

The Company requests to apply to have the class of securities identified below (the “Securities”) designated as trading on the Alternative Trading System operated by Primary under the name “StartEngine Secondary” (hereinafter “Secondary” or the “Secondary Market”). The Company’s eligibility to have its securities designated as traded on Secondary is subject to the Primary Quotation Requirements and is more fully defined in, and governed by, this Agreement, as amended from time to time, which, together with all attachments, appendices, addenda, cover sheets, amendments, exhibits, schedules, and other materials referenced therein (collectively, the “Agreement”), is attached hereto and is incorporated herein by reference in its entirety. The Company has read the Agreement carefully before signing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

Company

I have read and agree to the full Quotation Agreement.

Company

By (Signature)
Name:
Title:

Class of Securities

Start Engine Primary, LLC

By:

WHEREAS, StartEngine Primary, LLC, a Delaware limited liability company (“Primary”) is a provider of brokerage services for the securities markets and operates, under the name StartEngine Secondary, a Securities and Exchange Commission (“SEC”) registered Alternative Trading System that facilitates transactions in securities initially sold without registration under the Securities Act of 1933; and

WHEREAS, Primary has developed the Secondary market for issuers of securities to provide information to investors;

WHEREAS, Primary provides each issuer with products and services that are designed to facilitate compliance with this Agreement and provide other useful services to the issuer and its investors; and

WHEREAS, Primary and the Company desire to enter into this Agreement to provide for, among other things, (i) the designation of the Company’s securities as traded on Secondary and (ii) the subscription of the Company to certain other services provided by Primary or its affiliates (the “Services”).

NOW THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I: DEFINITIONS

“Affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, an officer, a director, or a shareholder beneficially-owning 10 percent or more of the Company’s outstanding shares.

ARTICLE II: DESIGNATION AS A “SECONDARY MARKET SECURITY”

Section 1: Quotation on Secondary

Primary agrees to designate the Securities as Secondary Market Securities provided that the Company qualifies for such designation as set out herein, and complies with the conditions set out in this Agreement. Company agrees that such quotation shall continue for at least 12 months from the date of initial quotation, unless the Securities are listed on a securities exchange or quoted on an Alternative Trading System other than Secondary.

Section 2: Fees

Company agrees to pay an application fee of $10,000 payable 30 days prior to when trading on Secondary commences. Company agrees further to pay annual quotation fees of $10,000, due each year upon the anniversary of execution of this Agreement, until Company withdraws its Securities from quotation. Company acknowledges and agrees that the application fee and annual fee are not refundable.

Company further agrees to pay for services required in order to qualify for quotation as a Secondary Market Security as set out in Article IV hereof, including without limitation qualification of its Securities for secondary trading under state securities laws.

Section 3: Authorization to use Company logo, website, trade names, etc.

Subject to the terms and conditions of this Agreement, in order to publicize that the Company’s securities are designated as Secondary Market Securities, the Company hereby grants Primary a royalty-free license to use the Company’s corporate logos, website address, trade names and trade or service marks as may be provided by the Company to Primary from time to time (the “Company Marks”) for the specific uses of publicizing the Secondary and its companies, as well as to convey quotation information, transactional reporting information, and other information regarding the Company in connection with the Information and the Secondary Services. To ensure the accuracy of such information, the Company agrees to provide Primary with current versions of any Company Marks promptly after any modification thereto. Any and all goodwill associated with the Company Marks that is generated by any such use of the Company Marks by Primary shall inure to the benefit of the Company; provided, however, that Primary shall under no circumstances be required to make any payment or reimbursement to the Company for its use of the Company Marks to the extent such use is authorized hereunder.

Section 4. License

Primary has the right but not the obligation to list on its website the company’s previous offering pages if any, links to the SEC filings, news, investor commenting section, valuation, historical funding information and historical share pricing with no limitations to how it is represented. Primary can make changes to this information at any time. Primary may make an updates section available to Company at its sole discretion. Any updates shall be reviewed by Primary prior to becoming public.

Section 5. Intellectual property rights to services and information

Except for the limited licenses granted herein, Secondary, the Services and any proprietary rights therein, are the property of Primary and its licensors. Subject to the licenses granted to the Company hereunder, Primary will retain the patents, trademarks, corporate logos, service marks, trade and service names, copyrights, topography rights, database rights and design rights whether or not any of them are registered and including applications for any of them, trade secrets and rights of confidence; all rights or forms of protection of a similar nature or having similar or equivalent effect to any of them that exist anywhere in the world from time to time contained in the Services, as provided by Primary or its affiliates to the Company. The Services, including, without limitation, any and all intellectual property rights inherent therein or appurtenant thereto, shall, as between the parties, be and remain the sole and exclusive property of Primary. The Company shall not, by act or omission, diminish or impair in any manner the acquisition, maintenance, and full enjoyment by Primary, its licensees, transferees and assignees, of the proprietary rights of Primary in the Services. Except with the express written permission of Primary, the Company will not copy, modify, adapt, translate, distribute, reverse engineer, decompile, or disassemble any aspect of the Services. In particular, the Company acknowledges that the ticker symbol to be used on Secondary is the property of Primary, which alone has the right to determine assignment, use and placement of such symbol.

The Company acknowledges and agrees that Primary has proprietary rights in certain names, including, but not limited to, “Primary” and “Secondary”. The Company shall not use these names in any way that would infringe upon such names and shall not use these names in any advertising or marketing materials, except with Primary’s prior written consent. The Company acknowledges and agrees that Primary has proprietary rights in certain corporate logos, trademarks, service marks, copyrights or patents, registered or unregistered, and the Company shall not use these corporate logos, trademarks, service marks, copyrights or patents, registered or unregistered, in any way that would infringe upon such logos, marks, copyrights or patents. Primary acknowledges and agrees that the Company has proprietary rights in the Company's name and Primary shall not use the corporate name in any way that would infringe upon such name. Primary acknowledges and agrees that the Company has proprietary rights in certain corporate logos, trademarks, service marks, copyrights or patents, registered or unregistered, and Primary shall not use these trademarks, service marks, copyrights or patents, registered or unregistered, in any way that would infringe upon such marks, copyrights or patents. Notwithstanding the foregoing, Primary may include the name or logo of the Company in any advertising, marketing materials or publicity releases describing the Company as Secondary company and a user of the Services.

Primary shall respond promptly to claims of intellectual property infringement, shall promptly investigate notices of alleged infringement and will take appropriate actions under applicable intellectual property laws in response to such infringements. To the extent that Primary offers functionality permitting the posting of Company information, in the event that Primary receives information claiming that any content or information posted on Secondary infringes the intellectual property of some person, Primary may attempt to contact the Company in order to give the Company an opportunity to respond to the notice of infringement. Any and all responses to the notice of infringement will be furnished to the complaining party. Primary will give the complaining party an opportunity to seek judicial relief prior to restoring any content as a result of the response to the notice of infringement. Notices of any claimed infringement should be sent to Primary’s Compliance Officer. Please put NOTICE OF INFRINGEMENT in the subject line of all such notifications.

ARTICLE III: REPRESENTATIONS AND WARRANTIES

Section 1. Organization

The Company is duly organized, validly existing and in good standing under the laws of each jurisdiction in which the Company is organized or does business

Section 2. Authority

The Company has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all requisite action, and assuming due authorization, execution and delivery by Primary, the Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

ARTICLE IV: CONDITIONS TO QUOTATION

Section 1. Compliance with StartEngine Procedures

Company shall comply at all times with the Procedures instituted by Primary and set out here.

Section 2. Compliance with SEC reporting requirements

Company shall comply with the periodic and current reporting requirements set out in Rule 257 of Regulation A under the Securities Act.

Section 3. Compliance with state securities laws

Company shall obtain from CrowdCheck, Inc. a “TradeCheck” with respect to compliance with state securities laws, and shall update such TradeCheck on an annual basis. Company acknowledges and agrees that trades in Securities may only be effected in the states designated in the TradeCheck report delivered to Primary.

Section 4. Affiliates

Company shall provide Primary with a complete and accurate list of all its affiliates, and update such list upon any change to the information contained therein.

Section 5. Notification

Company shall inform Primary if any of the information, representations and warranties in this Agreement shall no longer be accurate, or if Company is no longer in compliance with the requirements of this Article IV.

Section 6. StartEngine Secure

Company agrees to engage StartEngine Secure as its exclusive stock transfer agent as a condition to quotation of the Securities on Secondary.

Section 7. Opinion of Counsel

In the event the Securities that the Company seeks quotation for were originally issued in an offering under Regulation D or Regulation S, Company shall procure an opinion of counsel acceptable to Primary (at its expense or the expense of its shareholders) that the Securities can be resold without limitation.

Section 8. Future fundraising

Company agrees that future offerings of securities of the same class as the Securities shall be tradeable on Secondary, and to seek designation as Secondary Market Securities for any future classes of securities in which it makes an offering exempt from registration under the Securities Act.

ARTICLE V: AMENDMENTS AND TERMINATION

Section 1. Amendments

Primary, in its sole and absolute discretion, may modify or amend any of the terms and conditions of this Agreement on 60 days prior notice to the Company, whether or not such modifications or amendments are adverse to the Company. Primary will provide information to the Company regarding any material modifications or amendments by email. Such modifications and amendments may include, but are not limited to, termination of any of the Services, or the addition or removal of certain features, payment procedures, and submission standards. The Company understands and agrees that it is responsible to review information posted on Secondary and that continued use of any of the Services is expressly subject to any guidelines, forms or other notices that may be posted on Secondary by Primary from time to time.

Primary may grant waivers from the provisions of this Agreement in writing.

Section 2. Termination and withdrawal of designation

This Agreement may be terminated in each of the following circumstances:

a. By the Company upon withdrawing its securities from the designation of the Securities as Secondary Market Securities on at least seven days’ prior written notice;

b. By Primary upon 30 days’ prior written notice to the Company;

c. By Primary without prior written notice to the Company, in the event that the Company becomes insolvent; or the Company makes an assignment for the benefit of creditors; or the Company does not pay its debts as they become due or admits its inability to pay its debts when due; or the Company files or has filed against it any petition under any provision of the United States Bankruptcy Code or any other bankruptcy or insolvency statute; or an application for a receiver, trustee, or custodian is made by anyone; or the Company becomes the subject of any proceedings of bankruptcy, insolvency, reorganization, dissolution, receivership, liquidation or arrangement, adjustment, or composition with creditors;

d. By Primary on at least 48 hours’ prior written notice to the Company, in the event that any representation, warranty or certification made or furnished by the Company is, as of the time made or furnished, false or misleading or the Company in any other way fails to comply with the provisions of this Agreement.

In the event of termination, all previously paid application and annual fees are non-refundable.

ARTICLE VI: LIMITED LIABILITY AND INDEMNIFICATION

Section 1. Limited warranties

NO WARRANTY IS GIVEN THAT THE SECONDARY MARKET OR THE SERVICES IS ERROR-FREE. SECONDARY, THE SERVICES AND ANY OTHER RELATED PRODUCT THAT PRIMARY DIRECTLY OR INDIRECTLY PROVIDES ARE PROVIDED “AS IS.” EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NEITHER PRIMARY NOR ANY OF ITS LICENSORS AND SUPPLIERS MAKE ANY EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS, INCLUDING QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT. THE COMPANY EXPRESSLY ASSUMES ALL RISKS FROM USING SECONDARY, THE SERVICES, AND/OR RELATED PRODUCTS THAT PRIMARY OR ITS LICENSORS AND SUPPLIERS DIRECTLY OR INDIRECTLY PROVIDE.

Section 2. Limited liability

IN NO EVENT SHALL ANY OF PRIMARY, ITS LICENSORS OR ITS SUPPLIERS BE LIABLE TO THE COMPANY OR ANY OTHER PERSON, REGARDLESS OF THE CAUSE, FOR ANY FAILURE OF PERFORMANCE, OR FOR ANY DELAYS, INACCURACIES, ERRORS, INTERRUPTIONS, OR OMISSIONS IN SECONDARY OR THE SERVICES, OR FOR ANY DIRECT, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, LOST BUSINESS REVENUE, OR FAILURE TO REALIZE EXPECTED SAVINGS OR GAINS, EVEN IF ONE OR MORE OF THEM WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ALSO AGREE THAT PRIMARY’S, ITS LICENSORS’ AND ITS SUPPLIERS’ MAXIMUM LIABILITY FOR ANY CLAIM SHALL BE LIMITED TO THE FEES INCURRED, IF ANY, FOR SECONDARY AND ANY OF THE SERVICES IN THE 30 DAYS PRIOR TO THE TERMINATION OF THIS AGREEMENT AND THAT THIS IS A REASONABLE ESTIMATE OF THE MAXIMUM AMOUNT OF DAMAGES THAT WOULD BE EXPECTED IN RESPECT OF ANY SUCH CLAIM. This Section applies to all claims irrespective of the cause of action underlying the claim, including, but not limited to breach of contract (even if in the nature of a breach of condition or a fundamental term or a fundamental breach) and tort (including but not limited to negligence or misrepresentation).

Section 3. Indemnification

The Company agrees to indemnify and hold Primary, its licensors and suppliers, and its and their shareholders, members, directors, officers, employees and agents (each an “Indemnified Person”) harmless from and against any and all losses, claims, damages or liabilities as incurred (including legal or other out-of-pocket expenses and costs of investigation and preparation) to which any of them may become subject and which are related to or which have arisen under or in connection with the Company’s failure to comply with the terms and conditions of this Agreement, Company’s misuse of the Secondary market, the trading symbol assigned to the Company, the intellectual property of Primary, or the Services.

Primary agrees to indemnify and hold the Company, and its shareholders, members, directors, officers, employees and agents (each an “Indemnified Person”) harmless from and against any and all losses, claims, damages or liabilities as incurred (including legal or other out-of-pocket expenses and costs of investigation and preparation) to which any of them may become subject and which are related to or which have arisen under or in connection with the Primary’s failure to comply with the terms and conditions of this Agreement.

The parties hereto hereby agrees that if any indemnification sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then each party shall contribute to the costs for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to Primary, on the one hand, and the Company on the other, in connection with the Company’s use of Secondary or the Services, and the relative fault, as between Primary, the Company and the Indemnified Person in respect of such costs. Each party’s obligation to indemnify, hold harmless and make contribution under this Section VI.3 shall be conditioned on the following: (i) each party shall promptly notify the other in writing of any claim, action or allegation (but, in any event, in a timely manner that does not prejudice the rights of the Company or Primary); (ii) the indemnified party shall cooperate reasonably with the indemnifying party in the defense thereof and the indemnifying party shall be liable to the indemnified party for its reasonable and duly documented expenses incurred in such cooperation (excluding reimbursement for the time value of such person’s employees, managers, directors, other agents and affiliates in providing such cooperation): and (iii) the indemnifying party shall have sole control of the defense and all related settlement negotiations, but upon the indemnified party’s request, shall apprise the indemnified party of the status of any proceedings or negotiations.

ARTICLE VII: MISCELLANEOUS

Section 1. Force Majeure

Neither party shall be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including acts of God, strikes, riots, acts of war or terror, or governmental regulations imposed after the date of this Agreement.

Section 2. Binding effect and assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company may not assign this Agreement, in whole or in part, without the prior written consent of Primary. Primary shall have the right to assign this agreement to successors and subsidiaries.

Section 3. Status of parties

Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto, or their respective permitted successors or assigns, any rights to remedies under or by reason of the Agreement; (b) constitute the parties hereto partners or participants in a joint venture; or (c) appoint one party the agent of the other.

Section 4. Entire agreement; interpretation

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations, communications, writings, and understandings. The use of the singular in the Agreement shall include the plural, and vice versa. Section headings are included for convenience only and are not to be used to construe or interpret the Agreement.

Section 5. Claim time limit and waiver of claims

In no event shall any claim, dispute, controversy or other matter in question be made against Primary by the Company or any person claiming by or through the Company later than one year after the claim, dispute, controversy or other matter in question has arisen. The Company and its employees, directors, and other agents expressly waive any claims, disputes, controversies, and other matters not brought within the period above.

In no event shall any claim, dispute, controversy or other matter in question be made against the Company by Primary or any person claiming by or through Primary later than one year after the claim, dispute, controversy or other matter in question has arisen. Primary and its employees, directors, and other agents expressly waive any claims, disputes, controversies, and other matters not brought within the period above.

Section 6. Applicable law

This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of California without giving effect to conflicts of law principles thereof. Each party hereby irrevocably submits to the jurisdiction of any court of the United States or the California located in Los Angeles, California, over any suit, action, or proceeding brought by the other party hereto arising out of or relating to this Agreement. In the event of any misappropriation or misuse of any of the Services or Information, the Company agrees that the legal remedies available to Primary or its third party information providers will not be adequate to prevent harm to each of their proprietary rights, and Primary and such third party information providers shall each have the right to obtain injunctive relief or other equitable remedies, individually or collectively, to protect each of their proprietary rights in such information.

Section 7. Waiver; severability

No failure on the part of Primary or the Company to exercise, no delay in exercising, and no course of dealing with respect to any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege under this Agreement. If any of the provisions of this Agreement, or application thereof to any individual, entity or circumstance, shall to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to individuals, entities, or circumstances other than those as to which they are held invalid or unenforceable, shall not be affected thereby and each such term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 8. Survival

Notwithstanding the expiration or termination of this Agreement for any reason, Article II, as applicable, Article VI.3 and Article VII.5, shall survive any termination of this Agreement.